Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2018, with respect to the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary included in the Annual Report on Form 10-K for the years ended December 31, 2017 and 2016, which are incorporated by reference in this Amended Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin

July 17, 2018